UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 28, 2016

Cliffs Natural Resources Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

200 Public Square, Suite 3300 Cleveland, Ohio		44114-2315
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (216) 694-5700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.
On May 28, 2016, ArcelorMittal USA LLC, as the parent company to Ispat Inland Inc., ArcelorMittal Cleveland Inc. and ArcelorMittal Indiana Harbor LLC (collectively, “ArcelorMittal”), and Cliffs Natural Resources Inc., The Cleveland-Cliffs Iron Company and Cliffs Mining Company (collectively, “Cliffs”) entered into a new long-term commercial agreement (the "Agreement") with ArcelorMittal USA LLC, pursuant to which Cliffs agreed to supply iron ore pellets to ArcelorMittal for the next ten years through 2026. The Agreement will replace two existing agreements expiring in December 2016 and January 2017, respectively, and fill the entirety of ArcelorMittal’s pellet purchase requirements from the previous agreements. The Agreement includes ArcelorMittal’s total purchases of iron ore pellets from Cliffs up to 10 million long tons and preserves Cliffs’ current position as ArcelorMittal’s major pellet supplier. Included in the 10 million long tons will be iron ore pellets tailor-made for one of ArcelorMittal’s facilities. Pursuant to the Agreement, Cliffs will continue to be the sole pellet supplier of ArcelorMittal’s Indiana Harbor West and Cleveland Works steelmaking facilities, while maintaining the current level of pellet supply to ArcelorMittal’s Indiana Harbor East facility. Pricing for the pellets under the Agreement will be primarily adjusted by the pricing for hot-rolled steel in the United States, as well as other secondary market and general inflation indices.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cliffs Natural Resources Inc.

Date:	June 3, 2016	By:	/s/ James D. Graham
Name: James D. Graham
Title: Executive Vice President, Chief Legal Officer & Secretary